Exhibit 3.1

Amendment to

Ninth Amended and Restated Bylaws of Equity Residential

On May 20, 2026, the Board of Trustees of Equity Residential, a Maryland real estate investment trust (the “Company”), at a duly convened meeting of the Board of Trustees at which all of the trustees were present, by unanimous vote of all the trustees of the Company and in accordance with Maryland law and the Ninth Amended and Restated Bylaws of the Company (the “Bylaws”), approved and adopted the following amendment to the Bylaws to be effective immediately.

The Bylaws are hereby amended by adding in its entirety the new Article XVI set forth below:

ARTICLE XVI

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, another state or federal court sitting in Maryland, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, other than any action arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of any duty owed by any Trustee or officer or other employee of the Company to the Company or to the shareholders of the Company or (iii) any action asserting a claim against the Company or any Trustee or officer or other employee of the Company arising pursuant to any provision of the MGCL, the Declaration of Trust or these Bylaws, or (b) any other action asserting a claim against the Company or any Trustee or officer or other employee of the Company that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Company consents in writing to such court. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Exchange Act, or the respective rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article XVI.